UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 18, 2020

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware		001-35761		75-3241967
(State or other jurisdiction of incorporation)		(Commission File Number)		(IRS Employer Identification No.)

800 2nd Avenue S.				33701
Saint Petersburg,	FL
(Address of principal executive offices)				(Zip Code)

		(727)	895-7737
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.0001 par value per share	UIHC	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2020, United Insurance Holdings Corp. (the “Company”) filed a Current Report on Form 8-K (the "Original 8-K)" announcing the appointment of R. Daniel Peed as Chairman of the Board of Directors of the Company (the "Board") and Chief Executive Officer, effective July 1, 2020, and the resignation of John L. Forney from his positions as President, Chief Executive Officer and a member of the Board, effective June 30, 2020. In connection with Mr. Forney's resignation, on June 24, 2020, the Company and Mr. Forney entered into a separation agreement (the "Separation Agreement") setting forth the terms of Mr. Forney's separation from the Company. This Form 8-K/A (this "Amendment") is being filed for the purposes of (i) providing information regarding the Separation Agreement and the Board's decision to reduce the size of the Board in connection with Mr. Forney's resignation, and (ii) amending certain information in the Original 8-K regarding Mr. Peed's compensation, and this Amendment should be read in conjunction with the Original 8-K.

Mr. Peed

The Original 8-K incorrectly reported that Mr. Peed's annual cash payment for his services as a director and Chairman of the Board will be $150,000, paid prospectively in quarterly payments. Instead, Mr. Peed will receive an annual payment of $125,000 for his services as a director and Chairman of the Board, paid prospectively in quarterly payments. Other than as set forth in the immediately preceding sentence, this Amendment does not change any of the previously reported disclosures contained in the Original 8-K.

Mr. Forney

Pursuant to the Separation Agreement, Mr. Forney's last day of employment with the Company will be June 30, 2020 (the "Separation Date"). After the Separation Date, the Company will: (i) pay to Mr. Forney all accrued but unpaid base salary as of the Separation Date; (ii) reimburse Mr. Forney for all reasonable business expenses incurred by Mr. Forney as of the Separation Date; and (iii) pay to Mr. Forney all earned benefits to which Mr. Forney is entitled as of the Separation Date pursuant to the terms of any compensation or benefit plans of the Company.

The Separation Agreement provides that, subject to the terms and conditions set forth therein, Mr. Forney will be entitled to the following severance benefits: (i) a cash payment in the aggregate amount of $500,000, in lieu of any annual bonus that would otherwise be eanred and payable to Mr. Forney for the 2020 fiscal year; and (ii) 20,901 restricted stock units in the aggregate granted by the Company pursuant to the United Insurance Holdings Corp. 2013 Omnibus Incentive Plan will become vested. Any other unvested equity-based compensation awards held by Mr. Forney will be forfeited and terminate as of the Separation Date.

Under the Separation Agreement, the parties also reaffirm Mr. Forney's confidentiality, non-competition and non-solicitation restrictive covenants contained in his Amended and Restated Employment Agreement with the Company, dated as of April 21, 2017 and amended as of October 10, 2018. In addition, the Separation Agreement contains a mutual non-disparagement restrictive covenant binding on Mr. Forney and the Company. The Separation Agreement also provides for a release of claims by Mr. Forney against the Company.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the complete terms and conditions of the Separation Agreement, a copy of which is filed as Exhibit 10.14 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

In connection with the resignation of Mr. Forney, the Board determined on June 29, 2020 that no other nominee will be named in place of Mr. Forney and approved a reduction in size of the Board from ten to nine members, effective July 1, 2020.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, dated as of June 24, 2020, by and between the Company and John L. Forney

101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.
June 29, 2020	By:	/s/ B. Bradford Martz
B. Bradford Martz, Chief Financial Officer (principal financial officer and principal accounting officer)